Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEAP THERAPEUTICS, INC.

LEAP THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Leap Therapeutics, Inc., and the Corporation was originally incorporated under the name Dekkun Corporation.

SECOND: Article FIRST of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended (the “Certificate of Incorporation”), is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the Corporation is Cypherpunk Technologies Inc.”

THIRD: The foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: Except to the extent amended in the manner provided above in this Certificate of Amendment, the terms and provisions of the Certificate of Incorporation are hereby ratified and confirmed and remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer this 12th day of November, 2025.

LEAP THERAPEUTICS, INC.

By:	/s/ Douglas E. Onsi
Name:	Douglas E. Onsi
Title:	President and Chief Executive Officer

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